SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
June 1, 2009

Date of Report (Date of Earliest Event Reported)
HARRIS INTERACTIVE INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27577	16-1538028

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

60 Corporate Woods, Rochester, New York	14623

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number Including Area Code: (585) 272-8400
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-10.1
EX-99.1

Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 2, 2009, Harris Interactive Inc. (the “Company”) announced that Robert J. Cox has been appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company, effective as of June 1, 2009. Mr. Cox succeeds Deborah Rieger-Paganis, an employee of Alix Partners LLP (“Alix”), who has served as interim Chief Financial Officer of the Company since December 20, 2008, pursuant to the agreement between the Company and Alix dated December 16, 2008. Ms. Rieger-Paganis’ departure is not based on any disagreement with the Company’s accounting principles or practices, financial statement disclosures or otherwise. To facilitate the transition between Ms. Rieger-Paganis and Mr. Cox, Ms. Rieger-Paganis will serve as a consultant to the Company for a short period of time, not anticipated to extend beyond June 12, 2009. A copy of the press release announcing Mr. Cox’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The Company has entered into an Employment Agreement with Mr. Cox, effective as of June 1, 2009 (the “Cox Employment Agreement”). Pursuant to the terms of the Cox Employment Agreement, Mr. Cox will be employed by the Company as its Executive Vice President, Chief Financial Officer and Treasurer, commencing as of June 1, 2009, through and including the earlier of his death or the date either he or the Company terminates his employment for any reason. The material terms of the Cox Employment Agreement include:
•	Base salary of $305,000 per year, subject to adjustment as determined by the Compensation Committee of the Board of Directors from time to time.

•	An annual performance bonus set by the Compensation Committee of the Board of Directors, based upon performance standards established relating to financial targets and achievement of individual performance objectives, with an initial target bonus equal to 50% of his base salary; provided, however, Mr. Cox will receive a minimum bonus of $152,500 for fiscal year 2009, pro-rated for the portion of the fiscal year actually worked.

•	Subject to approval by the Compensation Committee of the Board of Directors, a grant of non-qualified stock options to purchase 400,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock as of the close of trading on the grant date, subject to the following vesting provisions: 25% of such options vest on the one-year anniversary of the grant date, and the remaining balance vest at a rate of 1/36th per month over the remaining thirty-six months. Unvested options are subject to, in certain circumstances, accelerated vesting upon a change of control.

•	Certain non-competition, non-solicitation and confidentiality covenants.

•	Vacation, expense reimbursement and other employee benefits commensurate with those provided by the Company to its senior executives generally.

•	The Company’s recovery of certain performance bonus payments received by Mr. Cox in the event of certain accounting restatements due to material non-compliance of the Company with financial reporting requirements.

•	Either the Company or Mr. Cox may terminate Mr. Cox’s employment at any time.
•	Upon termination of Mr. Cox’s employment for any reason, he will be entitled to payment of accrued and unpaid salary, accrued and unpaid bonuses and benefits, and, unless he is terminated for “cause” or voluntarily terminates without “good reason”, each as defined in the Cox Employment Agreement, a prorated portion of any performance bonus for the fiscal year during which termination occurs if the annual Company financial metrics as then in effect for calculation of his performance bonus are achieved.

•	Additionally, if the Company terminates Mr. Cox’s employment without “cause” or if Mr. Cox terminates his employment for “good reason”, he will be entitled to (i) severance payments equal to twelve months of his base salary (which will be increased to eighteen months if such termination occurs in contemplation of a change in control or during the 12-month period following a change of control), payable in periodic installments in accordance with the Company’s regular payroll practices, and (ii) continued participation in the Company’s employee health benefit programs at his then-current level (or the economic equivalent, if such benefits are not available) for the same period in which severance payments are made.
The foregoing summary of the Cox Employment Agreement is qualified in its entirety by reference to the full text of the Cox Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Prior to joining the Company, Mr. Cox, age 43, served as Senior Vice President, Chief Financial Officer and Treasurer at DealerTrack Holdings, Inc., a publicly traded provider of on-demand software and data solutions for the automotive retail industry, from November 2004 to March 2009. He joined DealerTrack in June 2001 and held the top finance position at all times during his tenure with the company. Mr. Cox held senior financial positions at Triton International, Inc. and Green Stamp America, Inc. between 1991 and 2001. Mr. Cox began his career in the audit practice at KPMG LLP in 1987 and is a New York State Certified Public Accountant.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Employment Agreement between the Company and Robert J. Cox, effective as of June 1, 2009.

Exhibit 99.1	Press Release issued by Harris Interactive Inc. on June 2, 2009.
Exhibit 99.1 is not “filed” pursuant to the Securities Exchange Act of 1934 and is not incorporated by reference into any registrations under the Securities Act of 1933.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS INTERACTIVE INC. (Registrant)
By:	/s/ Kimberly Till
	Name:	Kimberly Till
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Dated: June 2, 2009

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

Exhibit 10.1	Employment Agreement between the Company and Robert J. Cox, effective as of June 1, 2009.

Exhibit 99.1	Press Release issued by Harris Interactive Inc. on June 2, 2009.